Exhibit 99.5

American Lorain Announces $9.6 Million Private Placement to Support
Chestnut Business Growth through 2012

JUNAN COUNTY, China, September 13 -- American Lorain Corporation, an international processed foods company based in Shandong Province, People’s Republic of China, announced today that it sold 3,440,800 shares of its Common Stock to Tongley Investment Ltd. and several accredited investors in a private placement transaction, at a price of $2.80 per share for proceeds of approximately $9.6 million, before payment of transaction fees and expenses. The Company has agreed to register the shares for resale. In connection with the transaction, the Company and Mr. Si Chen, the Company’s Chairman, Chief Executive Officer, President and largest stockholder of the Company, also entered into a make good escrow agreement and a stockholders agreement with the investors, which will be described in and attached to a Current Report on Form 8-K to be filed by the Company.

The Company’s use of the newly acquired capital will be allocated to its chestnut business and primarily used in raw chestnut procurement during the current chestnut season. In addition to a $15 million loan secured by the Company on June 14, 2010, the Company expects to expand its market share in China in the chestnut sector.

Tongley Investment Ltd. is a private fund which focuses on investing in Chinese growing enterprises. Tongley’s major partners have years of successful venture and investment experience within China. In recent years, Tongley has made a series of private equity investments in food, retail and consumer services industries, including several leading Chinese enterprises.

“We are very pleased to welcome Tongley as a shareholder of American Lorain,” began Chairman and CEO Si Chen. “Tongley’s investment and others who participated in the financing was completed at an at-the-market price which is a clear vote of confidence in our business objectives for 2010 and beyond. In addition to our capital obtained from our DEG loan, the combination of both financings provide us the proper amount of working capital needed to expand our chestnut sales, particularly in the South of China. We see the greatest retail potential for our products in this part of China and also in export markets. We look forward to exceeding our growth targets in 2010 and beyond and providing positive returns back to our shareholders.”

Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc. (Nasdaq: RODM), acted as the exclusive lead placement agent for the transaction and FT Global Capital, Inc. acted as the co-agent for the transaction.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities. There shall not be any sale of these securities in any jurisdiction in which such offering would be unlawful. The securities offered and sold in the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration under the Securities Act and applicable state securities laws.

ABOUT AMERICAN LORAIN CORPORATION

American Lorain Corporation is a Nevada corporation that develops, manufactures and sells various food products. The Company's products include chestnut products, convenience food products and frozen food products. The Company currently sells over 230 products to 26 provinces and administrative regions in China as well as to 42 foreign countries. The Company operates through its four direct and indirect subsidiaries and one leased factory located in China. For further information about American Lorain Corporation, please visit the Company's website at www.americanlorain.com.

SAFE HARBOR DISCLOSURE NOTICE

The information contained in this press release and the attachments is as of September 13, 2010. The Company assumes no obligation to update any forward-looking statements contained in this earnings release or the attachments as a result of new information or future events or developments.

This press release may contain forward-looking information about the Company. You can identify these statements by the fact that they use words such as "will," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target," "forecast" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans and prospects. Readers are cautioned not to place undue reliance on forward-looking statements because actual results may differ materially from those expressed in, or implied by, the statements. Any forward-looking statement that the Company makes speaks only as of the date of such statement, and the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.